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                                                                Exhibit 23.01


                  [LETTERHEAD OF PRICEWATERHOUSECOOPERS LLP]



                      CONSENT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors of Salomon Smith Barney Holdings Inc.

We consent to the incorporation by reference in the following Registration Statements on Form S-3 of Salomon Smith Barney Holdings Inc.:

        Nos. 33-40600, 33-41932, 33-48199, 33-49136, 33-57922, 33-
        51269, 33-54929, 33-56481, 333-01807, 333-02897, 333-11881,
        333-38931, 333-45529 and 333-71667

of our report dated January 18, 2000 relating to our audit of the consolidated financial statements of Salomon Smith Barney Holdings Inc. and Subsidiaries included in the Form 10-K of Salomon Smith Barney Holdings Inc. for the year ended December 31, 1999, which report is included in such Form 10-K.


/s/ PricewaterhouseCoopers LLP
-----------------------------

New York, New York
March 13, 2000